AJ Robbins CPA, LLC Certified Public Accountants

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTANT

I hereby consent to the inclusion of my Auditors' Report, dated February 16, 2021, on the financial statements of H&H Global Corp. as of January 31, 2021 and for the period from January11, 2021 (inception) to January 31, 2021 in the Form 1-A Tier II Offering. I also consent to application of such report to the financial information in the Form 1-A Tier II Offering, when such financial information is read in conjunction with the financial statements referred to in our report.

/s/ AJ Robbins CPA LLC

Denver, Colorado

March 5, 2021

aj@ajrobbins.com

400 South Colorado Blvd, Suite 870, Denver, Colorado 80246

(B)303-537-5898 (M)720-339-5566 (F)303-586-6261